Exhibit 5.2

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London Los Angeles New York The Woodlands Washington, DC

February 14, 2008

Flotek Industries, Inc.

2930 West Sam Houston Parkway North, Suite 300

Houston, Texas 77003

Ladies and Gentlemen:

We have acted as special counsel to Flotek Industries, Inc., a Delaware corporation (the “Company”), in connection with the public offering of 3,800,000 shares (the “Shares”) of common stock, par value $0.0001 per share of the Company (the “Common Stock”) by the Company pursuant to the Underwriting Agreement dated February 11, 2008 (the “Underwriting Agreement”) among (i) the Company, (ii) Bear, Stearns International Limited (“BSIL”) and (iii) Bear Stearns & Co. Inc.

The Shares are being issued and loaned pursuant to the Share Lending Agreement, dated February 11, 2008, between Issuer and BSIL, represented by Bear, Stearns & Co. Inc. as agent for BSIL (the “Share Lending Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In arriving at the opinions expressed below, we have examined the following:

(i) the registration statement on Form S-3 (File No. 333-148384), as amended by Post-Effective Amendment No. 1, relating to securities to be issued by the Company and the Guarantors from time to time, including the Securities, filed by the Obligors under the Securities Act with the Securities and Exchange Commission (the “SEC”) on February 5, 2008, including the base prospectus included in such registration statement (the “Base Prospectus”) and the other information set forth in the Incorporated Documents (as defined below) and incorporated by reference in such registration statement and therefore deemed to be a part thereof (such registration statement, as so amended and including the Base Prospectus and such other information incorporated by reference in such registration statement, being referred to herein as the “Registration Statement”);

Flotek Industries, Inc.

February 14, 2008

(ii) the preliminary prospectus supplement dated February 5, 2008, relating to the Securities in the form filed with the SEC pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such preliminary prospectus supplement, together with the Base Prospectus, being referred to as the “Preliminary Prospectus”);

(iii) the prospectus supplement dated February 11, 2008, relating to the Securities in the form filed with the SEC pursuant to Rule 424(b) of the Rules and Regulations (such prospectus supplement, together with the Base Prospectus, being referred to herein as the “Prospectus”);

(iv) the term sheet dated February 11, 2008 relating to the Securities filed with the SEC as a free writing prospectus pursuant to Rule 433 of the Rules and Regulations on February 11, 2008;

(v) each of the Company’s reports that have been filed with the SEC and are incorporated by reference in the Registration Statement (the “Incorporated Documents”);

(vi) the Underwriting Agreement;

(vii) the Share Lending Agreement;

(viii) Copies of the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, each in effect on the date hereof and on the dates of the resolutions set forth immediately below;

(ix) Resolutions of the Board of Directors of the Company, dated December 28, 2007, February 1, 2008, February 3, 2008 and February 11, 2008;

As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law (the “DGCL”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Shares will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement and the Share Lending Agreement.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Shares by the Company in accordance with the terms of the Underwriting Agreement and the Share Lending Agreement has been duly authorized by the Company and (ii) when the Shares have been issued and delivered in accordance with the terms of the Underwriting Agreement and Share Lending Agreement and upon receipt of the nominal lending fee of $0.0001 per share of Common Stock, the Shares will be validly issued, fully paid and non-assessable.

Flotek Industries, Inc.

February 14, 2008

We express no opinion other than as to the federal laws of the United States of America and the DGCL (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

Very truly yours,

/s/ ANDREWS KURTH LLP